Exhibit 10.8

                       LIMITED DURATION LICENSE AGREEMENT

AGREEMENT dated January 1, 2002 ("Agreement") between Beyond The Kingdom, Inc. 635 Samantha Lane, Lake Mary, Florida 32746 ("Owners") and Raven Moon Home Video Products, LLC and Raven Moon Entertainment, Inc., Florida corporations with their principal place of business at 120 International Parkway, Suite 220, Heathrow, Florida 32746 ("Raven Moon").

WHEREAS, Owners own or control certain rights in intellectual property having commercial value; and

WHEREAS, Raven Moon is in the business and produces, distributes and sells television programming, video, promotional and music production; and

WHEREAS, Raven Moon desires to obtain and Owners desire to grant certain of Owners" rights in connection with Raven Moon's contemplated production, distribution and sale of television programming, video, promotional and music production based in whole or in part on Owners' intellectual property;

NOW, THEREFORE, the parties agree as follows:

1. Properties Subject to this Agreement. The Owners' intellectual properties subject to this Agreement are: "Praise-n-Shine" Latino and Gospel versions of a Home Video Product, Infomercial and Television program ("Properties").

2. License. Owners hereby grant, license and assign to Raven Moon the exclusive right, title and interest, throughout the United States of America and the whole world during a Ten (10) Year period ("License Period") commencing upon the signing of this Agreement, in all video and television and any other visual and/or audio medium now known or later developed in and to the Properties and in any and all adaptations and versions thereof owned or controlled by the Owners, and all elements, including without limitation, the title, characters, and characterizations, under copyright and trademark or otherwise, to create, develop, adopt, produce, convert, advertise, promote, market, distribute, bundle, exhibit, broadcast, display, sell, lease, rent, perform, merchandise and exploit the Properties and derivative works (including any foreign and/or dual language versions, edited versions, sequel and/or spin-off versions and other derivative or new versions of the Properties) as Raven Moon's sole discretion may determine.

3. Exclusivity. This license is exclusive between the Owners and Raven Moon, and Raven Moon may not assign any rights herein to a third party without written permission of the Owners.

4. Trademark and Associated Rights. Owners further license to Raven Moon the right to use Owners' trademarks, trade names, trade dress, logos and other similar proprietary rights in connection with the Properties.

5.   Other Rights. The Owners reserve all rights not granted hereunder.

6. Royalties. Raven Moon shall pay the Owners, their assigns and heirs $150,000 to produce two videos within One Year of the date of this agreement and a royalty of Five Percent (5%) of all worldwide gross revenues received by Raven Moon in connection with the Properties and all derivative works created during the license period and for an additional Ten (10) Year following the license period. Such royalty payments shall be paid on a quarterly basis beginning January 1, 2002.

7. Reversion of Rights. All rights granted in this Agreement shall revert to the Owners at the end of the license period whereupon Owners shall have full rights to exploit the Properties created prior to this Agreement. In addition, the Owners shall have the first right of refusal to acquire the rights to all derivative property created by Raven Moon during the license period.

8. Representation. Owners represent that the "Praise-n-Shine" was created by J&B DiFrancesco and assigned to the Owners as part of this license on January 1, 2002.

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9.   Entire Agreement. The terms of this limited duration license Agreement is the entire understanding of the parties.

10. Jurisdiction. This Agreement shall be deemed executed in the State of Florida and shall be construed under the laws of the State of Florida.

ACCEPTED AND AGREED TO:



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Beyond The Kingdom, Inc.



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Raven Moon Home Video Products, LLC
Raven Moon Entertainment, Inc.